Exhibit 99.1

Zoës Kitchen Announces Third Quarter 2014 Results

PLANO, TX - (BUSINESS WIRE) - November 20, 2014 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and forty weeks ended October 6, 2014.

Highlights for the twelve weeks ended October 6, 2014 as compared to the twelve weeks ended October 7, 2013:

•	Total revenue increased 49.5% to $43.6 million.

•	Comparable restaurant sales increased 5.9%.

•	Opened four Company-owned restaurants.

•	Restaurant contribution increased 37.1% to $8.6 million.

•	Adjusted EBITDA* increased 27.2% to $4.7 million.

•
Net income was $0.4 million, or $0.02 per diluted share, for the twelve weeks ended October 6, 2014, compared to net income of $0.4 million, or $0.03 per diluted share, for the twelve weeks ended October 7, 2013.

•
Adjusted net income* was $0.7 million, or $0.04 per diluted share, for the twelve weeks ended October 6, 2014, compared to adjusted net income of $0.6 million or $0.03 per diluted share, for the twelve weeks ended October 7, 2013.

Highlights for the forty weeks ended October 6, 2014 as compared to the forty weeks ended October 7, 2013:

•	Total revenue increased 50.2% to $131.7 million.

•	Comparable restaurant sales increased 6.3%.

•	Opened 24 Company-owned restaurants and acquired two franchise restaurants.

•	Restaurant contribution increased 49.4% to $26.8 million.

•	Adjusted EBITDA* increased 37.2% to $13.2 million.

•
Net loss was $8.4 million, or $0.50 per diluted share, for the forty weeks ended October 6, 2014, compared to a net loss of $0.6 million, or $0.05 per diluted share, for the forty weeks ended October 7, 2013.

•
Adjusted net income* was $1.0 million, or $0.05 per diluted share, for the forty weeks ended October 6, 2014, compared to adjusted net income of $0.8 million or $0.04 per diluted share, for the forty weeks ended October 7, 2013.

(*) Adjusted EBITDA and adjusted net income (loss) are non-GAAP measures. For reconciliations of adjusted EBITDA and adjusted net income (loss) to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

"Fiscal third quarter results reflect our continued business strength and ability to successfully grow our brand," stated Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. "The 5.9% increase in comparable restaurant sales marks our 19th consecutive quarter of positive growth which, together with sales contributions from new units, drove a 49% increase in revenues."

Miles added, "Zoës Kitchen has forged a path as a truly differentiated and industry-leading Mediterranean fast casual, lifestyle brand. We have nearly completed our 2014 development plan with 29 openings to date and will have increased our store base by 30% by year end. Our new restaurants are strong contributors, and we intend to maintain our momentum in the coming year with a strong pipeline of 30 to 32 new Zoës Kitchen restaurants."

Third Quarter 2014 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 49.5% to $43.6 million in the twelve weeks ended October 6, 2014, from $29.1 million in the twelve weeks ended October 7, 2013. Restaurant sales for the twelve weeks ended October 6, 2014 were $43.4 million, an increase of 49.8% from the twelve weeks ended October 7, 2013.

Comparable restaurant sales increased 5.9% during the twelve weeks ended October 6, 2014, consisting of a 2.7% increase in transactions and a 1.9% increase in product mix, combined with a 1.3% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 78 restaurants as of October 6, 2014.

Restaurant contribution increased 37.1% to $8.6 million in the twelve weeks ended October 6, 2014 from $6.3 million in the twelve weeks ended October 7, 2013. As a percentage of restaurant sales, restaurant contribution margin decreased 190 basis points to 19.8% as the Company experienced higher commodity pricing driven by beef and poultry and higher store level operating expenses driven by the timing of marketing expenses and a change in the Company's repair and maintenance vendor as a result of the former vendor's bankruptcy, partially offset by the leverage of strong comparable restaurant sales.

Net income for the twelve weeks ended October 6, 2014 was $0.4 million, or $0.02 per diluted share, compared to a net income of $0.4 million, or $0.03 per diluted share, for the twelve weeks ended October 7, 2013. Net income for the twelve weeks ended October 6, 2014 included $0.7 million of non-capitalized offering related expenses from an August 2014 common stock offering and approximately $0.2 million of executive relocation expenses.

Adjusted net income was $0.7 million, or $0.04 per diluted share, for the twelve weeks ended October 6, 2014, compared to adjusted net income of $0.6 million or $0.03 per diluted share, for the twelve weeks ended October 7, 2013.

2014 Fiscal Year to Date Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 50.2% to $131.7 million in the forty weeks ended October 6, 2014, from $87.7 million in the forty weeks ended October 7, 2013. Restaurant sales for the forty weeks ended October 6, 2014 were $131.3 million, an increase of 50.6% from the forty weeks ended October 7, 2013.

Comparable restaurant sales increased 6.3% during the forty weeks ended October 6, 2014, consisting of a 2.2% increase in transactions and a 2.5% increase in product mix, combined with a 1.6% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 78 restaurants as of October 6, 2014.

Restaurant contribution increased 49.4% to $26.8 million in the forty weeks ended October 6, 2014 from $17.9 million in the forty weeks ended October 7, 2013. As a percentage of restaurant sales, restaurant contribution margin decreased 20 basis points to 20.4% as the Company experienced higher commodity pricing driven by beef and poultry and higher store level operating expenses caused by a change in the Company's repair and maintenance vendor as the result of the former vendor's bankruptcy, partially offset by the leverage of strong comparable restaurant sales coupled with improvements in labor.

Net loss for the forty weeks ended October 6, 2014 was $8.4 million, or a loss of $0.50 per diluted share, compared to a net loss of $0.6 million, or a loss of $0.05 per diluted share, for the forty weeks ended October 7, 2013.

Adjusted net income was $1.0 million, or $0.05 per diluted share, for the forty weeks ended October 6, 2014, compared to adjusted net income of $0.8 million, or $0.04 per diluted share, for the forty weeks ended October 7, 2013.

Development
The Company opened four restaurants during the twelve weeks ended October 6, 2014. For the forty weeks ended October 6, 2014, the Company has opened 24 restaurants and acquired two franchised restaurants. As of October 6, 2014, there were 120 Company-owned restaurants and six franchised restaurants. As of November 20, 2014, the Company has opened five additional restaurants and acquired three additional franchise restaurants, bringing the total Company-owned restaurant count to 128 and the total franchise restaurant count to three.

Subsequent Events
On November 10, 2014, the Company purchased three franchise restaurants, two additional restaurants under development and area development rights in Louisiana from a franchisee. The acquisition will allow the Company to further expand Company-owned operations in the Louisiana market. The purchase price for the acquisition was $8.0 million, subject to certain adjustments.

On November 19, 2014, the Company completed another follow-on offering of 4,370,000 shares of the Company's common stock at a price of $32.00 per share, which included 570,000 shares sold to the underwriters pursuant to their over-allotment option. All of these shares were offered by the selling stockholders. The Company did not receive any proceeds from the offering.

FY 2014 Outlook
For the year ending December 29, 2014, the Company currently expects the following:

•	Restaurant sales between $169.0 million and $171.0 million.

•	Royalty and franchise fees of approximately $0.45 million.

•	Comparable restaurant sales growth of 6.0% to 6.3%.

•	30 to 31 Company-owned restaurant openings.

•	Restaurant contribution margin between 19.5% and 19.7%.

•
General and administrative expenses between $26.2 million and $26.6 million (inclusive of $6.4 million of equity-based compensation expense and $1.2 million of non-capitalized offering related expenses).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2014 financial results today at 5:00 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Jason Morgan, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13593267. The replay will be available until Thursday, November 27, 2014.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a calendar-adjusted basis that aligns current year sales weeks with comparable sales weeks in the prior year. As a result, our comparable restaurant sales calculation may not correspond exactly to the related fiscal periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, executive relocation expenses, and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on January 1, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense, management and consulting fees, loss on extinguishment of debt, Credit Facility interest expense, deferred financing costs, non-capitalized offering related expenses, executive relocation expenses, and the provision for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted weighted average shares, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of January 1, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 131 locations in 15 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our final prospectus filed on November 13, 2014, including the sections thereof captioned "Forward-Looking Statements" and "Risk Factors." These filings and future filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2014	October 7, 2013	October 6, 2014	October 7, 2013
Revenue:
Restaurant sales	$43,437	$28,991	$131,316	$87,209
Royalty fees	128	153	403	500
Total revenue	43,565	29,144	131,719	87,709
Restaurant operating costs:
Cost of sales (excluding depreciation and amortization)	14,638	9,569	43,801	28,930
Labor	11,871	7,956	36,338	24,332
Store operating expenses	8,306	5,179	24,368	16,005
General and administrative expenses	4,973	2,870	21,706	9,055
Depreciation	2,138	1,413	6,639	4,282
Amortization	377	315	1,159	1,052
Pre-opening costs	345	595	1,604	1,336
Loss from disposal of equipment	42	25	93	155
Total operating expenses	42,690	27,922	135,708	85,147
Income (loss) from operations	875	1,222	(3,989)	2,562
Other expenses:
Interest expense, net	605	839	2,885	2,967
Loss on extinguishment of debt	—	—	978	—
Loss on interest cap	—	9	6	18
Total other expenses	605	848	3,869	2,985
Income (loss) before provision (benefit) for income taxes	270	374	(7,858)	(423)
Provision (benefit) for income taxes	(178)	23	563	194
Net income (loss)	$448	$351	$(8,421)	$(617)

Net income (loss) per share:
Basic	$0.02	$0.03	$(0.50)	$(0.05)
Diluted	$0.02	$0.03	$(0.50)	$(0.05)
Weighted average shares of common stock outstanding:
Basic	19,269,746	12,561,414	16,849,955	12,561,414
Diluted	19,502,018	12,561,414	16,849,955	12,561,414

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2014	October 7, 2013	October 6, 2014	October 7, 2013
Revenue:
Restaurant sales	99.7%	99.5%	99.7%	99.4%
Royalty fees	0.3%	0.5%	0.3%	0.6%
Total revenue	100.0%	100.0%	100.0%	100.0%
Restaurant operating costs (1):
Cost of sales (excluding depreciation and amortization)	33.7%	33.0%	33.4%	33.2%
Labor	27.3%	27.4%	27.7%	27.9%
Store operating expenses	19.1%	17.9%	18.6%	18.4%
General and administrative expenses	11.4%	9.8%	16.5%	10.3%
Depreciation	4.9%	4.8%	5.0%	4.9%
Amortization	0.9%	1.1%	0.9%	1.2%
Pre-opening costs	0.8%	2.0%	1.2%	1.5%
Loss from disposal of equipment	0.1%	0.1%	0.1%	0.2%
Total operating expenses	98.0%	95.8%	103.0%	97.1%
Income (loss) from operations	2.0%	4.2%	(3.0)%	2.9%
Other expenses:
Interest expense, net	1.4%	2.9%	2.2%	3.4%
Loss on extinguishment of debt	0.0%	0.0%	0.7%	0.0%
Loss on interest cap	0.0%	0.0%	0.0%	0.0%
Total other expenses	1.4%	2.9%	2.9%	3.4%
Income (loss) before provision (benefit) for income taxes	0.6%	1.3%	(6.0)%	(0.5)%
Provision (benefit) for income taxes	(0.4)%	0.1%	0.4%	0.2%
Net income (loss)	1.0%	1.2%	(6.4)%	(0.7)%

(1) As a percentage of restaurant sales.
		(0.1)%

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	October 6, 2014	December 30, 2013
Balance Sheet Data:
Cash and cash equivalents	$40,729	$1,149
Total assets	177,339	119,937
Total debt (1)	21,801	61,293
Total liabilities	54,899	86,358
Total stockholders' equity	122,440	33,579

(1) Includes $21.8 million and $19.9 million of deemed landlord financing as of October 6, 2014 and December 30, 2013, respectively.

	Quarter Ended
	October 6, 2014	July 14, 2014	April 21, 2014	December 30, 2013	October 7, 2013
Selected Operating Data:
Company-owned restaurants at end of period	120	116	109	94	85
Franchise-owned restaurants at end of period	6	6	6	8	8
Company-owned:
Comparable restaurant sales	5.9%	7.5%	5.7%	3.8%	7.7%
Units in the comparable base	78	70	63	55	52

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2014	October 7, 2013	October 6, 2014	October 7, 2013

Adjusted EBITDA:
Net income (loss), as reported	$448	$351	$(8,421)	$(617)
Depreciation and amortization	2,515	1,728	7,798	5,334
Interest expense, net	605	839	2,885	2,967
Provision (benefit) for income taxes	(178)	23	563	194
EBITDA	3,390	2,941	2,825	7,878
Asset disposals and loss on interest cap (1)	42	34	99	173
Management and consulting fees (2)	—	73	113	181
Equity-based compensation expense	54	14	6,245	59
Loss on extinguishment of debt	—	—	978	—
Pre-opening costs (3)	345	595	1,604	1,336
Offering related expenses (4)	650	—	1,176	—
Executive relocation expenses (5)	170	—	170	—
Adjusted EBITDA	$4,651	$3,657	$13,210	$9,627

(1) Represents costs related to loss on disposal of equipment and gain (loss) on interest cap.
(2) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(4) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014 and our follow-on offering completed on August 19, 2014.
(5) Represents costs associated with the relocation packages of an executive.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2014	October 7, 2013	October 6, 2014	October 7, 2013

Adjusted net income:
Net income (loss), as reported	$448	$351	$(8,421)	$(617)
Credit Facility interest expense (1)	—	499	787	1,553
Capitalized interest (2)	—	(92)	(38)	(149)
Loss on extinguishment of debt (3)	—	—	978	—
Deferred financing expense (4)	—	45	78	149
Management fees (5)	—	73	113	181
Equity-based compensation expense (6)	54	14	6,245	59
Offering related expenses (7)	650	—	1,176	—
Executive Relocation Expenses (8)	170	—	170	—
Provision (benefit) for income taxes (9)	(178)	23	563	194
Pre-tax Adjusted net income	1,144	913	1,651	1,370
Estimated tax provision (9)	435	347	627	521
Adjusted net income	$709	$566	$1,024	$849

Adjusted net income per share:
Basic	$0.04	$0.03	$0.05	0.04
Diluted	$0.04	$0.03	$0.05	$0.04
Adjusted weighted average shares outstanding:
Basic (10)	19,269,746	19,269,746	19,269,746	19,269,746
Diluted (10)	19,502,018	19,269,746	19,589,362	19,269,746

(1) Represents interest expensed on outstanding balances for the Credit Facility. Adjusted effect shown as if balance was repaid as of January 1, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of the Credit Facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of the Credit Facility.
(4) Represents the deferred financing expense associated with our Credit Facility.
(5) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents equity-based compensation expense associated with the accelerated vesting of stock and stock options at the date of the IPO.
(7) Represents IPO and follow-on offering expenses that were not capitalized as part of the transactions. The expenses include legal, accounting and other expenses directly related to the offerings.
(8) Represents costs associated with the relocation packages of an executive.
(9) For comparability the provision for taxes is added back to arrive at pre-tax adjusted net loss; then an estimated 38% tax rate is applied to arrive at adjusted net income.
(10) Basic shares are based on the number of shares outstanding at the date of the offering as if all shares had been outstanding as of January 1, 2013.